EXHIBIT 3.01

ROSS MILLER
Secretary of State

204 North Carson Street, Suite 4
Carson City, Nevada, 89701-4620
(775)664-5708
Website:www.nvsos.gov

Articles of Incorporation
(PURSUANT TO NRS CHAPTER 78)

Filed in the office of Ross Miller Secretary of State State of Nevada Document Number 20100750657-53 Filing Date and Time 10/01/2010 11:42 AM Entity Number E0487522010-5

USE BLACK INK ONLY- DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

1.	Name of Corporation:	Moms Online, Inc.

2.	Registered Agent for Service of Process (check only one box):	Noncommercial Registered Agent (name and address below) Name of Noncommercial Registered Agent Ed Wong Street Address 429 W. Plumb Ln City Reno Nevada Zip Code 89509

3.	Authorized Stock: (number of shares corporation is authorized to issue)	Number of shares with par value: 75,000,000 Par value per share: .001 Number of shares without par value 0

4.	Names of Addresses of Board of Directors/Trustees: (each Director/Trustee must be a natural person at least 18 years of age attach additional page if more than two directors/trustees)	Name: Calvin Wong Address: 429 W. Plumb Ln. City Reno State NV Zip Code: 89509
5.	Purpose(optional see instructions)	The purpose of the corporation shall be All General Purposes
6.	Name, Address and Signature of Incorporator: (attach additional page if more than one incorporator)	Name: Ed Wong Incorporator Signature SS Address 429 W. Plumb City Reno State NV Zip Code 89509
7.	Certificate of Acceptance of Appointment of Registered Agent:	I hereby accept appointment as Registered Agent of the above named Entity
SS Authorized signature of Registered Agent or on behalf of Registered Agent Entity Date 10-1-10

This form must be accompanied by appropriate fees.	Nevada Secretary of State NRS 78 Articles Revised 4-10-09